Exhibit 1

Media Relations Jorge Perez +52(81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendon +52(81) 8888-4256 ir@cemex.com	Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@cemex.com

CEMEX UPGRADED BY S&P GLOBAL RATINGS

MONTERREY, MEXICO. JANUARY 30, 2017 – Cemex, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that S&P Global Ratings (“S&P”) upgraded its Corporate credit rating in its global scale to BB- from B+.

According to S&P, the upgrade reflects the company’s sustainable deleveraging trajectory, improved profitability and its financial discipline to protect its liquidity.

“We are pleased to see our discipline and consistency in reducing our leverage reflected in an improvement in our credit rating,” said Jose Antonio Gonzalez, CEMEX’s Chief Financial Officer. “This should further enhance our financial flexibility and reduce our cost of capital. We remain committed to achieving an investment grade capital structure.”

Additionally to the upgrade in its global scale, S&P also upgraded CEMEX’s Corporate credit rating in its national scale to mxA- from mxBBB, which will allow CEMEX to potentially access the institutional Mexican bond market. The rating outlook is stable.

CEMEX is a global building materials company that provides high-quality products and reliable services to customers and communities in more than 50 countries. CEMEX has a rich history of improving the well-being of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future.

For more information on CEMEX, please visit: www.cemex.com

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A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX or the project herein described to be materially different from those expressed or implied in this release. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.